John W. Hlywak, Jr. (Investors)               Jay Higham (Media/Physicians)
Senior Vice President & CFO                   President & COO
IntegraMed America, Inc.                      IntegraMed America, Inc.
(914) 251-4143                                (914) 251-4127
email:  jhlywak@integramed.com                email:jayhigham@integramed.com
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Web Address:  http://www.integramed.com
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                 INTEGRAMED AMERICA LAUNCHES NATIONAL MARKETING
                        INITIATIVE FOR FERTILITY CENTERS


Purchase, NY, January 18, 2005 - IntegraMed America, Inc. (Nasdaq: INMD) today announced launching a national marketing initiative on behalf of its network of fertility centers. The program includes primary market research, market-by-market analysis, creative development and production and media planning and buying.

Following a six-month review process, IntegraMed selected Adworks, Inc. as their consumer marketing and advertising agency of record for this project. Billings under the contract, which starts immediately, are not immediately available.

"We have a growing reputation of providing services that help our fertility center customers grow faster than the national average," said Jay Higham, President and COO of IntegraMed America, Inc. "Adding a highly sophisticated approach to consumer marketing will only improve the capability of these centers to continue the leadership position they enjoy in their respective markets. We expect this program to be another reason why fertility physicians seek an affiliation with us," added Higham. "Adworks has an outstanding track record of helping health care service providers grow and we expect they will be able to help our physicians achieve their goals."

IntegraMed provides a portfolio of business services to a national network of leading fertility centers. The providers affiliated with IntegraMed perform 1 in 5 IVF cycles in the United States. The Company continually seeks ways to harness the power of the network and this national marketing initiative is an extension of those efforts.

"This contract not only provides us with a great creative opportunity, but we'll be working with industry leaders in fertility services," said Adworks' Partner and Creative Director Mark Greenspun. "As more and more women seek treatment for infertility, the competition among providers will increase. It will be our job to ensure that those practices in the IntegraMed network are visible and continue to grow."

                                    - more -

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IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of January 18, 2005 and IntegraMed undertakes no duty to update this information.


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